                                                                      Exhibit 12


                       PRESTOLITE ELECTRIC HOLDING, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                 1994        1995       1996       1997       1998
                                               ---------  ----------  ---------  ---------  ---------
Income (loss) from continuing operations
  before income taxes and extraordinary item       3,666     (1,578)      1,717      5,126      3,350

Fixed charges:
  Interest                                         3,360      4,282       5,313      5,384     13,494
  33% of rental expense                              543        492         535      1,054        823
                                                   -----     ------       -----     ------     ------

Total fixed charges                                3,903      4,774       5,848      6,438     14,317
                                                   -----     ------       -----     ------     ------

Income (loss) plus fixed charges                   7,569      3,196       7,565     11,564     17,667
                                                   -----     ------       -----     ------     ------

Ratio of earnings to fixed charges                   1.9         NA         1.3        1.8        1.2
                                                   =====     ======       =====     ======     ======

Amount by which earnings were insufficient
  to cover fixed charges                              NA      1,578          NA         NA         NA
                                                   =====     ======       =====     ======     ======